UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2005

ServiceWare Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30277	25-1647861

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10201 Torre Avenue, Suite 350 Cupertino, CA	95014

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:        (408) 863-5800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1. Registrant’s Business and Operations.

Item 1.01 Entry into a Material Definitive Agreement.

On April 18, 2005, Knova Software, Inc. (the “Company”) entered into a new employment agreement with Scott Schwartzman under which Mr. Schwartzman is to continue to serve as Chief Operating Officer and interim Chief Financial Officer of the Company. Under the provisions of the employment agreement, Mr. Schwartzman is entitled to a base salary of $195,000 per year with an annual bonus of up to $75,000 per year based on Company and individual performance. Under the agreement, Mr. Schwartzman has been granted options to purchase an additional 50,000 shares of stock with vesting monthly over 24 months beginning in April 2007. Mr. Schwartzman is also entitled to participate in all of the Company’s standard benefit plans. The employment agreement provides for employment at will. Under his employment agreement, Mr. Schwartzman is entitled to a severance package equal to nine months of his base salary if his employment is terminated by the Company without cause or by Mr. Schwartzman for good reason. Additionally, 100% of his annual bonus is automatically payable as a result of a change of control, with 50% paid after the closing of the transaction effecting the change of control and the balance payable no later than six months after the closing. If Mr. Schwartzman’s employment is terminated by the Company without cause or by Mr. Schwartzman for good reason, his option vesting and the vesting of his restricted stock will accelerate as if he was employed for an additional 12 months after termination and he will have 12 months following termination to exercise his stock options. Under the agreement, Mr. Schwartzman has agreed to noncompete and nonsolicitation provisions that will apply during the term of his employment and for a one year period after termination of employment.

Section 9. Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description of Document

99.1	Employment Agreement dated April 18, 2005, between Knova Software, Inc. and Scott Schwartzman

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, ServiceWare Technologies, Inc. has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 20, 2005	SERVICEWARE TECHNOLOGIES, INC.
	By:	/s/ Frank Lauletta

Name: Frank Lauletta Title: Secretary and General Counsel

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EXHIBIT INDEX

Exhibit No.	Description of Document

99.1	Employment Agreement dated April 18, 2005, between Knova Software, Inc. and Scott Schwartzman

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